Exhibit 99.4

Gary L. Herman

Stephen D. Baksa

Richard Jacinto, II

Richard Bellofatto

Edward M. Giles

c/o LF-RB Management LLC

720 Fifth Avenue, 10th Floor

New York, New York 10019

May 31, 2016

BY FEDEX AND E-MAIL

RiceBran Technologies

6720 N. Scottsdale Road, Suite 390

Scottsdale, AZ

Attention: Secretary

RiceBran Technologies

c/o Chris Chediak

400 Capital Mall, 11th Floor

Sacramento, CA 95814

Re:	Notice of Nominations Pursuant to RiceBran Technologies Bylaws Article II, Section 12

Ladies and Gentlemen:

Gary L. Herman, Stephen D. Baksa, Richard Jacinto II, Richard Bellofatto and Edward M. Giles (the “Nominating Shareholders”) are the owners of, in the aggregate, of 698,174 shares of common stock, no par value (“Common Stock”), of RiceBran Technologies, a California corporation (the “Company”), representing approximately 6.7% of the Company’s outstanding shares of Common Stock.[1] Pursuant to Article II, Section 12 of the Bylaws of the Company, as amended (the “Bylaws”), the Nominating Shareholders hereby nominate, and notify the Company of the their intent to nominate at the Annual Meeting (as defined below), Gary L. Herman, Michael Goose, Stephen D. Baksa, Beth Bronner and Brent Rosenthal (the “Nominees”) for election to the Company’s Board of Directors (the “Board”) at the 2016 Annual Meeting of Shareholders of the Company, scheduled to be held on June 22, 2016, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”) (this notice, inclusive of the Annexes hereto, is referred to herein as the “Notice”). The Nominating Shareholders intend to distribute a form of proxy and other proxy materials for the election of the Nominees.

The Nominating Shareholders strongly believe that changes to the Board of Directors of the Company are in the best interests of all of the Shareholders of the Company, and that each of the Nominees has outstanding qualifications and experience to serve on the Board of Directors of the Company. The Nominating Shareholders believe that the Shareholders of the Company should have an alternative to the incumbent Board in the upcoming election.

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[1] Based on a total of 10,496,339 shares of Common Stock issued and outstanding as of May 13, 2016, as reported by the Company in the Company’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission (“SEC”) on May 16, 2016. As of the date hereof: (i) Mr. Herman holds, directly or through affiliates, 3,480 shares of Common Stock, (ii) Mr. Baksa holds 357,863 shares of Common Stock (excluding 139,047 shares underlying warrants owned by Mr. Baksa exercisable within 60 days of the date hereof), (iii) Mr. Jacinto holds, directly or through affiliates, 144,551 shares of Common Stock, (iv) Mr. Bellofatto holds 150,000 shares of Common Stock and (v) Mr. Giles holds 42,280 shares of Common Stock.

The Nominating Shareholders have an interest in the election of directors at the Annual Meeting directly or indirectly through the ownership of their shares of Common Stock and the Nominees have an interest in such election by reason of their candidacy for office. Except as set forth above, neither the Nominating Shareholders nor the Nominees have a substantial interest in any matters to be acted upon at the Annual Meeting. The Nominating Shareholders and Nominees may participate in soliciting proxies from the Shareholders of the Company. Except as described in this Notice, there is no agreement, arrangement or understanding between the Nominating Shareholders and each Nominee and any other person or persons pursuant to which the nominations are being made or who may participate in the solicitation of proxies for the election in favor of electing the Nominees.

The Nominating Shareholders intends to appear in person or by proxy at the Annual Meeting to nominate or confirm the nomination of the Nominees for election as directors of the Company in accordance with the above.

Pursuant to clause (a) of Article II, Section 12 of the Bylaws, Annex A-1 sets forth general information with respect to the Nominees, Annex A-2 sets forth specific information as necessary with respect to each Nominee and Annex A-3 sets forth each Nominee’s written consent to being named as a nominee and to serving as a director of the Company if elected. Pursuant to clause (b) of such Section 12, Annex B sets forth information with respect to each Nominating Shareholder. Annex C sets forth information with respect to purchases and sales of Common Stock during the past two years. Except as set forth in Annex C, no Nominee or Nominating Shareholder has conducted any purchases and sales of Common Stock during the past two years. Information that may be required by such Section 12 and set forth in the text of this letter shall also be deemed provided in accordance with such Section 12. Information that may be required by such Section 12 and set forth in any Annex or other part of this Notice shall be deemed to have been provided in response to all requirements of such Section 12 to which such information is responsive or relevant.

The information included herein represents the Nominating Shareholders’ knowledge as of the date hereof. In the event any statement or other information in this Notice is not correct, or to the extent any applicable information has been omitted from this Notice, the Nominating Shareholders and the Nominees reserve the right to correct and/or supplement any such statement or other information set forth in this Notice.

The execution and delivery of this Notice is not an admission that any procedures for notice concerning the nomination of directors to the Board are legal, valid or binding. The execution and delivery of this Notice shall not constitute a waiver of the rights of the Nominating Shareholders or their affiliates to contest the validity of (i) the nominating procedures or any provision of the Bylaws or (ii) any determinations made by the officers or agents of the Company or by the Board with respect to the matters contemplated by these nominating materials or the Annual Meeting.

 If the Company contends this Notice is incomplete or is otherwise deficient in any respect, the Nominating Shareholders request written notice by the Company as soon as practicable, but in any event no later June 3, 2016, of any such alleged defects in this Notice setting forth the facts that the Company contends support its position and specifying any additional information the Company believes to be required, and reserves the right, following receipt of such notice, to either challenge, or attempt as soon as practicable, to cure, such alleged defect. Such written notice shall be sent to Mr. Gary L. Herman, c/o LF-RB Management LLC, 720 Fifth Avenue, 10th Floor, New York, NY 10019, with a copy to our counsel, Andrew Hulsh of Pepper Hamilton LLP, The New York Times Building, 620 Eighth Avenue—37th Floor, New York, New York 10018. In the absence of notice on or before June 3, 2016, the Nominating Shareholders will assume that the Company is in agreement that this Notice complies in all material respects with the requirements of the Bylaws and applicable law, as we certainly believe to be the case.

If this Notice is deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees for election at the Annual Meeting, or if any individual Nominee shall be unwilling or unable to serve for any reason, then in addition to any other rights or remedies the Nominating Shareholders may have, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement Nominee(s) selected by the Nominating Shareholders.

According to the Company’s public filings with the Securities and Exchange commission, the Board is currently composed of seven (7) directors. Seven (7) directors are up for election at the Annual Meeting to serve a one (1) year term expiring at the 2017 annual meeting of shareholders and until their respective successors have been selected and qualified. The Nominating Shareholders reserve the right to withdraw or make modifications or substitutions to the nominations set forth herein at any time or from time to time. Without limiting the generality of the foregoing, the Nominating Shareholders reserve the right (i) to nominate substitute persons for election at the Annual Meeting if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Nominees and (ii) to nominate one or more additional persons for election at the Annual Meeting, as applicable, if the Company increases the authorized number of directors of the Company above the current authorized number. Any additional nominations made pursuant to the preceding sentence are without prejudice to the position of the Nominating Shareholders that any attempt to increase the size of the current Board or to classify the Board would constitute an improper manipulation of the Company’s corporate machinery.

Should you have any questions regarding the information contained in this Notice, please contact our counsel, Andrew Hulsh of Pepper Hamilton LLP, The New York Times Building, 620 Eighth Avenue—37th Floor, New York, New York 10018 (telephone number: (212) 808-2741)

[signatures appear on following pages]

Very truly yours,

/s/ Gary L. Herman

_____________________________________________

Gary L. Herman

/s/ Stephen D. Baksa’

____________________________________________

Stephen D. Baksa

/s/  Richard Jacinto II

______________________________________________

 Richard Jacinto II

/s/ Richard Bellofatto

_______________________________________________

Richard Bellofatto

/s/ Edward M. Giles

_________________________________________

Edward M. Giles